NW Bio Receives U.S. Patent On Broad Processes For Producing More Potent Dendritic Cells

Next Generation Technology Already In DCVax®-Direct; Will Be Applicable To All DCVax® Products

BETHESDA, Md., March 18, 2013 /PRNewswire/ -- Northwest Biotherapeutics (NWBO) (NW Bio), a biotechnology company developing DCVax® personalized immune therapies for solid tumor cancers, announced today that it has been issued a key U.S. patent (#8389278) covering novel processes for manufacturing human dendritic cells.  The cells produced through these processes are much more potent in their capacity to activate the immune system than those produced by the standard methods used throughout academia and industry today to produce dendritic cells.

This patent has also been issued in Europe, Japan, Australia, New Zealand, India, China, Korea, Singapore, Russia and other countries.

The standard methods used to produce dendritic cells today involve several key steps, which start with precursors of dendritic cells (called “monocytes”) obtained through a blood draw, then develop the precursors into immature dendritic cells, and finally develop these cells into mature and activated dendritic cells.  The standard methods cause some premature activation of the precursors before they become immature dendritic cells, and this premature activation orients the cells toward becoming an undesired cell type rather than dendritic cells.  This has to be stopped and overcome by treating the cells with a biochemical factor known as IL-4.  This redirection results in conflicting signals, and dendritic cells that are somewhat “confused.”

In contrast, the patented NW Bio processes closely track the natural processes that occur in a healthy person’s immune system.  NW Bio’s methods avoid the premature activation of the precursors (monocytes), and develop pure immature dendritic cells -- avoiding the conflicting and confusing signals, and the need to override those signals with IL-4.

Building upon the pure immature dendritic cells, NW Bio’s patented methods develop mature and activated dendritic cells that are far more potent than dendritic cells produced in the standard way.  For example, NW Bio’s dendritic cells produce as much as 10X or more the amount of signaling compounds which are key to mobilizing other active agents of the immune system, such as T cells (which infiltrate and attack tumors) and B cells (which produce antibodies).

NW Bio is already using these next generation methods for producing more potent dendritic cells in its production of DCVax-Direct.  The same patented methods for activating dendritic cells were also used in the pre-clinical animal studies with DCVax-Direct.  In those studies, injection of these potent dendritic cells into some of the tumors in each of the animals resulted in complete clearance of all tumors (both the tumors injected with DCVax-Direct and the tumors not injected) in 80-100% of the animals in the various studies, indicating a system-wide immune response.

Going forward, NW Bio’s now patented methods of producing more potent dendritic cells will also enable development of the next generation of NW Bio’s other two product lines:  DCVax-L and DCVax-Prostate.  The current DCVax-L and DCVax-Prostate products have already delivered striking results in clinical trials to date, extending the time to tumor recurrence and the patients’ survival time by 1-1/2 to 2 years or more, with a substantial portion of patients going far beyond that.  Incorporating NW Bio’s patented methods for more potent dendritic cells will enable production of enhanced versions of these DCVax-L and DCVax-Prostate products.

“We are pleased to add this important U.S. patent to our large portfolio of intellectual property, with 17 patent families comprising over 180 issued and pending patents worldwide,” commented Linda F. Powers, CEO of NW Bio.  “Our strong IP position complements and protects our leading operational position in the immune therapy space, with two product lines already at the Phase III stage, and a third product line at the Phase I/II trial stage, and with operations and manufacturing established in both the U.S. and Europe.”

Dr. Marnix Bosch, Chief Technical Officer of NW Bio, commented: “Our patented manufacturing process is an important advancement and quite different from the methods now being used by parties around the world.  The significant increase it produces in dendritic cell potency helps place NW Bio at the cutting edge of next generation immune therapies.”

About Northwest Biotherapeutics

Northwest Biotherapeutics is a biotechnology company focused on developing immunotherapy products to treat cancers more effectively than current treatments, without toxicities of the kind associated with chemotherapies, and on a cost-effective basis, in both the U.S. and Europe.  The Company has a broad platform technology for DCVax dendritic cell-based vaccines.  The Company’s lead program is a 312-patient Phase III trial in newly diagnosed Glioblastoma multiforme (GBM). GBM is the most aggressive and lethal brain cancer.  The Company also previously received clearance from the FDA for a 612-patient Phase III trial in prostate cancer, and clearance from the FDA for Phase I/II trials in multiple other cancers.  The Company has also conducted a Phase I/II trial with DCVax for metastatic ovarian cancer together with the University of Pennsylvania.

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